Filed Pursuant to Rule 424(b)(5)
Registration No. 333-252267

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. Neither this prospectus supplement nor the accompanying prospectus is an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 22, 2022

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated January 28, 2021)

Aspira Women’s Health Inc.

             Shares of Common Stock

Warrants to Purchase up to          Shares of Common Stock

We are offering              shares of our common stock and warrants to purchase              shares of our common stock (the “Warrants”) pursuant to this prospectus supplement and the accompanying prospectus. Each share of our common stock is being sold together with a Warrant to purchase one share of our common stock. The shares of our common stock and Warrants are immediately separable and will be issued separately, but will be purchased together in this offering. The public offering price for each share of our common stock and related Warrant is $        . Each full Warrant will have an exercise price of $         per share and will be exercisable during the period commencing on August     , 2022 and ending on August     , 2027. We are also offering the shares of our common stock that are issuable from time to time upon exercise of the Warrants.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AWH.” On August 19, 2022, the last reported sale price for our common stock on the Nasdaq Capital Market was $0.94 per share. There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply to list the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

The public offering price per share of our common stock and related Warrant will be determined between us, the underwriter, and investors based on market conditions at the time of pricing, and may be at a discount to the current market price of our shares of our common stock.

Investing in our securities involves significant risk. Please read carefully the section entitled “Risk Factors ” beginning on page S-7 of this prospectus supplement.

	Per Share and Related Warrant	Total
Public Offering Price	$	$
Underwriting Discounts and Commissions[1]	$	$
Proceeds to Aspira Women’s Health Inc., before expenses[2]	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.
(2)	The amount of the offering proceeds to us presented in this table does not give effect to the exercise, if any, of the Warrants being issued in connection with this offering.

Certain of our directors, executive officers and other senior employees, including our President and Chief Executive Officer, have indicated an interest in purchasing up to an aggregate of approximately $300,000 of securities in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no securities in this offering to such individuals, and such individuals may determine to purchase more, less or no securities in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares is expected to be made on or about             , 2022.

Book-Running Manager

William Blair

The date of this prospectus supplement is             , 2022

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus form a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. This document contains two parts. The first part is this prospectus supplement, which describes the terms of the offering being made pursuant to this prospectus supplement and also adds to and updates information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to the offering being made pursuant to this prospectus supplement. If the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus provided or approved by us and the other information to which we refer you. We have not, and the underwriter has not, authorized any person to provide you with other or additional information.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein or therein are accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates, and neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale hereunder shall, under any circumstances, create any implication to the contrary.

Before you invest in our securities, you should carefully read this prospectus supplement, the accompanying prospectus, the registration statement of which this prospectus and the accompanying prospectus forms a part (including the exhibits thereto) and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Important Information Incorporated by Reference” in this prospectus supplement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information contained in greater detail elsewhere in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. Accordingly, you should read the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus provided or approved by us and the other information to which we refer you, before you invest in our securities. Unless the context requires otherwise, all references in this prospectus supplement to “the Company,” “we,” “us,” “our” or similar references mean Aspira Women’s Health Inc. together with its consolidated subsidiaries.

Our Company

Our core mission is to transform the state of women’s health, globally, starting with ovarian cancer. We aim to eradicate late-stage detection of ovarian cancer when the prognosis is most dire, and to ensure that our solutions will meet the needs of women of all ages, races, ethnicities and stages of the disease. Our core goal is to develop a lifelong relationship with each patient, ensuring each woman has access to best-in-class risk assessment tools.

We are dedicated to the discovery, development and commercialization of innovative testing options and bio-analytical solutions that help physicians assess risk, optimize patient management and improve gynecologic health outcomes for women. We are particularly focused on closing the ethnic disparity gap in ovarian cancer risk assessment and developing solutions for pelvic diseases such as pelvic mass risk assessment and endometriosis. Our tests are intended to determine risk, detect disease, and help guide decisions regarding patient treatment, which may include decisions to refer patients to specialists, to perform additional testing, to assist in monitoring patients, to understand genetic predisposition and to help guide clinical management. A distinctive feature of our approach is the combination of multi-modal diagnostics and data. Our goal is to combine multiple biomarkers, additional modalities and diagnostics, clinical risk factors and patient data into a single, reportable index score that has a higher diagnostic accuracy than any of its individual constituents, which includes the current standard of care. We concentrate our development on novel diagnostic tests for gynecologic disease, with an initial focus on ovarian cancer. We also intend to address clinical questions related to early disease detection, treatment response, monitoring of disease progression and prognosis through collaborations with leading academic and research institutions. Throughout 2022, we have been focused on our three key initiatives: growth, innovation, and operational excellence.

Core Products

About OVA1® and OVERA®: Our initial product, OVA1, is a blood test that is intended as an aid to further assess the likelihood of malignancy in women with an ovarian adnexal mass for which surgery is planned when the physician’s independent clinical and radiological evaluation does not indicate malignancy. The Food and Drug Administration (“FDA”) issued a de novo authorization for OVA1 in September 2009, and we commercially launched OVA1 in March 2010. In March 2016, we received FDA 510(k) clearance for a second-generation biomarker panel known as OVERA, which is intended to maintain OVA1’s high sensitivity while improving specificity.

About OVA1plus®: In the fourth quarter of 2018, we launched OVA1plus. OVA1plus is a reflex test performed for those OVA1 test results that are in the intermediate risk range. For all OVA1 test results in this intermediate risk range, OVERA is performed to stratify a patient’s risk of malignancy. This is designed to improve diagnostic accuracy by increasing specificity, which reduces false positives by 40%. OVA1plus is also designed to help drive earlier detection, which in turn may lower overall healthcare costs and reduce inefficiencies in the care pathway. OVA1plus is also available through our decentralized platform structure, Aspira Synergy. This allows other facilities, including hospital networks and large physician practices, to perform OVA1plus risk assessment tests using Aspira Synergy’s cloud-based information and storage platform to receive the OVA1plus score, enabling point of care testing, increased reach and worldwide access to our OVA1plus technology.

About Aspira GenetiXSM: In June 2019, we launched Aspira GenetiX, which is a genetic test for gynecologic cancer risk, with a core focus on female reproductive cancers, including breast, ovarian, endometrial, uterine and cervical cancers. Aspira GenetiX’s initial offering is designed to detect hereditary breast and gynecological cancer syndromes and test for genetic carriers of autosomal recessive and X-linked diseases. Women who test positive for variants of such highly-prevalent genes associated with hereditary risk have an elevated life-time risk of developing cancers. Aspira GenetiX complements OVA1plus and is sold at the same call point. Using Aspira GenetiX in combination with OVA1plus is designed to offer physicians a comprehensive personalized risk assessment for ovarian cancer.

About Aspira SynergySM: In March 2021, we launched the validated decentralized platform and cloud service technology, branded as Aspira Synergy. Aspira Synergy is an en-suite, cloud-based technology transfer solution that provides an end-to-end solution from specimen collection to a customized white-label report for clinical laboratories to internalize testing of our products. The Aspira Synergy platform offers specialty and genetic testing solutions to empower health systems, physician groups and independent laboratories to conduct tests and receive results by using the Aspira Synergy platform. The Aspira Synergy platform offers two modules: the flagship OVA1plus risk assessment module which includes two FDA-cleared tests (OVA1 and OVERA), and the Genetics Carrier Screening module. The Company has entered into four technology transfer agreements since the launch of Aspira Synergy. The first two agreements are with two of the nation’s largest and leading independent women’s healthcare groups, including Women’s Care. The other agreements are with independent regional laboratories.

Product Pipeline

About OVAWatchTM: The OVAWatch blood test is being developed and validated for use in Aspira’s CLIA-certified high complexity lab as a non-invasive risk assessment test for use in conjunction with initial clinical assessment and imaging to determine ovarian cancer risk for patients with an adnexal mass who are not yet scheduled for surgery. The test was developed through a rigorous scientific and clinical-based process based on data from the New York State laboratory developed test (“LDT”) in 3,000 patients. We intend to validate the OVAWatch technology for this application in three separate cohorts of women. The first cohort will be patients with an identified pelvic mass and symptoms. The second cohort will be women whose pelvic mass is found incidentally and are asymptomatic, and that are also not scheduled for surgery. The third cohort will be women with or without a pelvic mass who are genetically predisposed to develop ovarian cancer. The commercialization plan for OVAWatch will occur in two phases. Phase I is a single use, point-in-time risk assessment test and Phase II will allow for serial monitoring. We will focus on the commercial phase of the OVAWatch single use risk assessment test, including driving provider adoption, during the third and fourth quarter of 2022. The timing will depend on the results of a clinical validation study that we expect to complete this summer. We believe OVAWatch has the potential to significantly expand the addressable market over OVA1plus. The launch of the serial monitoring test is targeted for the second half of 2023 following the expected publication of data from the ongoing prospective serial monitoring clinical study. We intend to launch OVAWatch on this timeline as an LDT.

About EndoCheckTM: EndoCheck is an in-development non-invasive blood test designed to be used in conjunction with other non-surgical modalities as an aid in the detection of endometriosis. It is intended to address the population of women who are experiencing moderate to severe pelvic pain to provide non-invasive confirmation that their symptoms are indicative of endometriosis. The goal of this test is to support an early diagnosis and direct appropriate medical management that potentially reduces the progression of disease, decreases the cost burden on patients, and increases patient quality of life. Current detection methods for endometriosis require surgery and a surgical biopsy diagnosis and/or visualization diagnosis. EndoCheck is intended to address this large patient population by using a non-invasive solution with comparable sensitivity and specificity when compared to surgical biopsy and/or visualization. We expect that our research collaboration agreement with Harvard’s Dana-Farber Cancer Institute, Brigham and Women’s Hospital, and Medical University of Lodz will bolster our research and development efforts and scientific resources to accelerate commercialization of EndoCheck. Our goal is to launch EndoCheck in the second half of 2023 as an LDT. Although not currently anticipated, we may consider submitting EndoCheck for FDA clearance at a later date.

About OVAInheritTM: The OVAInherit blood test is being developed as a high-risk screening test for those patients who are genetically predisposed to ovarian cancer. It is designed to use genetics, proteins and other modalities to assess the likelihood that a woman has an early-stage gynecological cancer that is not visible using traditional ultrasound methodologies, and thereby to aid in early diagnoses. Our OVAInherit related clinical studies, OVANex and OVA360, initiated in late 2019 and early 2020, respectively, are focused on developing data to support a diagnostic test for the early detection of ovarian cancer. Our collaboration work with Harvard’s Dana-Farber Cancer Institute, Brigham & Women’s Hospital, and Medical University of Lodz resulted in a Phase 1 Proof of Concept evaluation, which surpassed all required metrics. Based on the outcome data, we have begun implementing Phase 2 of the study. In Phase 2, the team is evaluating the combined potential impact of our protein biomarker algorithms and the investigators’ miRNA technology in the development of this assay and platform. We eventually plan to pursue FDA 510(k) clearance and a CE Mark for this product.

Commercialization Strategy

We currently market and sell the following products and related services: (1) OVA1; (2) OVERA; (3) OVA1plus; (4) Aspira GenetiX and (5) Aspira Synergy. Through June 30, 2022, our product and related services revenue has included revenue relating to each of these products and services. As of June 30, 2022, we have contracts with providers to cover our OVA products encompassing approximately 200 million covered lives, including approximately 168 million commercial lives (or approximately 66%) of all commercial lives covered and 48 million Medicaid lives (or approximately 60%) of all Medicaid lives covered.

We ultimately plan to commercialize each of OVA1, OVERA, OVA1plus, Aspira GenetiX, OVAWatch, EndoCheck, OVAInherit and Aspira Synergy on a global level. We currently hold CE marks for OVA1 and OVERA. In addition, each of OVA1 and OVERA, and the reflex offering, OVA1plus, are each already offered on our global testing platform, Aspira Synergy, which will allow both tests to be deployed worldwide.

We have entered into a new, exclusive agreement with BioReference Health, LLC, formerly known as BioReference Laboratories, Inc. (“BRL”), whereby BRL will jointly sell OVA1plus along with our direct salesforce, thus expanding the scope, reach, and breadth of the combined geographic sales footprint.

We also own and operate ASPiRA LABS, Inc. (“ASPiRA LABS”), based in Austin, Texas, a Clinical Chemistry and Endocrinology Laboratory accredited by the College of American Pathologists, which specializes in applying biomarker-based technologies to address critical needs in the management of gynecologic cancers and disease. ASPiRA LABS provides expert diagnostic services using a state-of-the-art biomarker-based risk assessment to aid in clinical decision making and advance personalized treatment plans. The lab currently processes our OVA1 and OVERA tests, and we plan to expand the testing to other gynecologic conditions with high unmet need. We also plan to develop and perform LDTs at ASPiRA LABS. ASPiRA LABS holds a CLIA Certificate of Accreditation and a state laboratory license in California, Maryland, New York, Pennsylvania and Rhode Island. The Centers for Medicare & Medicaid Services (“CMS”) issued a supplier number to ASPiRA LABS in 2015.

We plan to expand the scope of our solutions within the large and growing sector of women’s health and gynecologic disease. Currently, we estimate that our solutions in pelvic mass detection for women planned for surgery, including OVA1plus, has a potential of reaching approximately 300,000 to 400,000 women in the United States, with a potential revenue for the Company of $100 million to $140 million for OVA1plus and related products. We estimate that our solutions in pelvic mass detection for initial clinical assessment, including OVAWatch, has a potential of reaching approximately 1.2 million to 1.5 million women in the United States, with a potential revenue for the Company of $300 million to $420 million from OVAWatch and related products. Regarding next generation tests in our OVA suite, which would include adding molecular biomarkers, we estimate that such tests have a potential of reaching approximately 1.2 million to 1.5 million women in the United States.

Outside of the United States, we have studies in process to validate OVERA and OVA1 in specific populations. This includes active international distribution agreements for OVERA with Pro-Genetics LTD in Israel and MacroHealth, Inc. in the Philippines. The MacroHealth, Inc. agreement was our first agreement regarding our decentralized technology, Aspira Synergy, for OVERA specimen testing.

Recent Developments

On August 8, 2022, we entered into a sponsored research agreement with Harvard’s Dana-Farber Cancer Institute, Brigham and Women’s Hospital, and Medical University of Lodz for the generation of a multi-omic, non-invasive diagnostic aid to identify endometriosis based on circulating microRNAs and proteins. This collaboration aims to develop a technology to guide medical and clinical management of women without a pelvic mass presenting with symptoms of endometriosis and to limit surgical evaluation for those cases where non-invasive tests are equivocal or in patients for whom surgical excision of endometriosis is clinically indicated. This research collaboration agreement will build on our extensive prior research and development efforts and will expand our access to appropriate samples as well as scientific resources required to accelerate the commercialization of our EndoCheck diagnostic test. Under the terms of the agreement, payments of approximately $1.2 million will become due from the Company to the counterparties upon the achievement of certain milestones in 2022 and 2023 as follows: 68% was paid within seven days of the execution of the agreement, 15% will become payable upon completion of certain milestones estimated to occur in the fourth quarter of 2022, and 17% will become payable upon completion of certain milestones estimated to occur in the second quarter of 2023. We believe this agreement will help to ensure a launch of an endometriosis diagnostic test in the second half of 2023.

Corporate Information

We were originally incorporated in 1993, and we had our initial public offering in 2000. Our executive offices are located at 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available. Our website, and the information contained therein, is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to form any part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock offered by us	shares of common stock

Warrants offered by us

Warrants to purchase              shares of our common stock. Each share of our common stock is being sold together with a Warrant to purchase one share of our common stock. Each full Warrant will have an exercise price of $         per share and will be exercisable during the period commencing August     , 2022 and ending on August     , 2027.

We are also offering the shares of our common stock that are issuable from time to time upon exercise of the Warrants. The exercise price of the warrants and the number of shares into which the warrants may be exercised are subject to adjustment in certain circumstances. See “Description of the Securities We Are Offering” on page S-18 of this prospectus supplement.

Participation rights	In connection with a private placement in May 2013, we entered into a stockholders agreement with the investors named therein (the “Stockholders Agreement”). Pursuant to, and subject to, the terms of the Stockholders Agreement, certain of the investors received rights to participate in any future equity offerings, including the offering of common stock and related Warrants being made pursuant to this prospectus supplement, on the same price and terms as other investors. See “Participation Rights of Certain Investors.”

Insider participation	Certain of our directors, executive officers and other senior employees, including our President and Chief Executive Officer, have indicated an interest in purchasing up to an aggregate of approximately $300,000 of securities in this offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter may determine to sell more, less or no securities in this offering to such individuals, and such individuals may determine to purchase more, less or no securities in this offering.

Common stock outstanding immediately after the offering	shares of common stock assuming no exercise of any Warrants issued in this offering.

Use of proceeds	We estimate that the net proceeds to us from the offering will be approximately $ million (excluding any proceeds that may be received upon the cash exercise of the Warrants issued in this offering), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of the offering for working capital and other general corporate purposes including product portfolio expansion and commercialization. We may also use a portion of the net proceeds from the offering to invest in complimentary businesses, strategic partnerships, technologies or other intellectual property, although we have no present commitments or agreements to do so. See “Use of Proceeds.”

Nasdaq Capital Market symbol

Our common stock is listed on the Nasdaq Capital Market under the symbol “AWH”.

There is no established trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply to list the Warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Transfer agent	Broadridge Corporate Issuer Solutions, Inc.

Risk factors	Investing in our securities involves significant risk. You should consider the risk factors beginning on page S-7 of this prospectus supplement and the “Risk Factors” section contained in the accompanying prospectus before buying any of our securities.

The number of shares of our common stock that will be outstanding immediately after the offering is based on 112,296,388 shares outstanding as of June 30, 2022, and excludes as of that date the following:

•	10,087,299 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.71 per share;

•	298,500 shares of our common stock issuable upon the vesting of outstanding restricted stock units; and

•	3,336,361 shares of our common stock reserved for future issuance to employees, directors and consultants pursuant to our stock incentive plans.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of the Warrants issued in connection with this offering.

RISK FACTORS

Investing in our securities involves substantial risks. Please carefully consider the risk factors discussed below, as well as the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2021 and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, incorporated by reference in this prospectus supplement, and the matters discussed under “Disclosure Regarding Forward-Looking Statements” below, before making an investment decision. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future and could result in a complete loss of your investment.

Management will have broad discretion as to the use of the proceeds that we will receive from the offering and may not use the proceeds effectively.

We have not designated the net proceeds from the offering to be used for any particular purpose. As a result, our management will have broad discretion as to the application of the net proceeds from the offering and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from the offering, our management could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

Failure to meet Nasdaq’s continued listing requirements could result in the delisting of our common stock, negatively impact the price of our common stock and negatively impact our ability to raise additional capital.

On June 1, 2022, we received a deficiency letter from the Listing Qualifications Department of The Nasdaq Stock Market stating that, for the preceding 30 consecutive business days, the closing bid price for our common stock was below the minimum $1.00 per share requirement for continued inclusion on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). As provided in the Nasdaq rules, we have 180 calendar days, or until November 28, 2022, to regain compliance with the Minimum Bid Price Rule. We may achieve compliance during this period if the closing bid price of our common stock is at least $1.00 per share for a minimum of 10 consecutive business days. If we fail to regain compliance on or prior to November 28, 2022, we may be eligible for an additional 180-calendar day compliance period. There is no assurance that we will be able to regain compliance by the November 28, 2022 initial deadline or any extension thereof, and there is no assurance that we will otherwise maintain compliance with any of the other Nasdaq listing requirements.

If we fail to comply with Nasdaq’s continued listing requirements, our common stock will be subject to delisting. If that were to occur, our common stock would be subject to rules that impose additional sales practice requirements on broker-dealers who sell our securities. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our common stock. This would adversely affect the ability of investors to trade our securities and would adversely affect the value and liquidity of our common stock and Warrants. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. If we seek to implement a reverse stock split in order to remain listed on the Nasdaq Capital Market, the announcement or implementation of such a reverse stock split could negatively affect the price of our common stock.

There is substantial doubt about our ability to continue as a going concern, and this may adversely affect our stock price and our ability to raise capital.

We have incurred significant losses and negative cash flows from operations since inception and have an accumulated deficit of approximately $489 million as of June 30, 2022. We also expect to incur a net loss and negative cash flows from operations in 2022. Given these conditions, there is substantial doubt about our ability to continue as a going concern The substantial doubt about our ability to continue as a going concern may adversely affect our stock price and our ability to raise capital.

We believe that successful achievement of our business objectives will require additional financing. We expect to raise capital through a variety of sources that may include public or private equity offerings, debt financing, collaborations, licensing arrangements, grants and government funding and strategic alliances. However, additional financing may not be available when needed or on terms acceptable to us. If we are unable to obtain additional capital, we may not be able to continue sales and marketing, research and development, distribution or other operations on the scope or scale of current activity, and that could have a material adverse effect on our business, results of operations and financial condition.

If you purchase our securities in the offering, you will experience immediate dilution in your investment and you will experience further dilution if we issue additional equity or convertible debt securities in future offerings.

Since the public offering price per share of our common stock and related Warrant is substantially higher than the net tangible book value per share of our common stock, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in the offering. See “Dilution” on page S-16 of this prospectus supplement for a more detailed discussion on the dilution you will experience in connection with this offering.

We have a significant number of stock options and unvested restricted stock unit awards outstanding. To the extent that outstanding stock options have been or may be exercised or restricted stock unit awards have or may be vested, investors purchasing our securities in the offering may experience further dilution.

We may also choose to raise additional capital from time to time, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to our stockholders. Investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in the offering.

Sales of a significant number of shares of our common stock in the public markets, or the perception that such sales could occur, could depress the market price of our common stock.

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. Pursuant to registration rights agreements with certain existing stockholders, we have registered for resale over 41 million shares of our common stock pursuant to effective shelf registration statements. Other than our directors and executive officers, who, as of June 30, 2022, beneficially own in the aggregate approximately 6,324,320 shares of our outstanding common stock, none of those stockholders have signed a lock-up agreement in connection with the offering. We cannot predict the effect that future sales of our common stock would have on the market price of our common stock.

The liquidity and trading volume of our common stock may be low, and our ownership is concentrated.

The liquidity and trading volume of our common stock has at times been low in the past and may again be low in the future. If the liquidity and trading volume of our common stock is low, this could adversely impact the trading price of our common stock and our stockholders’ ability to obtain liquidity in their shares of our common stock. Our stock issuances since May 2013 have primarily involved a significant issuance of stock to a limited number of investors, significantly increasing the concentration of our share ownership in a few holders.

As of June 30, 2022, according to publicly available information, we estimate that a total of five persons beneficially own approximately 48.4% of our outstanding common stock before giving effect to the offering, or approximately             % of our outstanding common stock after giving effect to the offering. Under the Stockholders Agreement, one of our stockholders has the right to designate a director to be nominated by us to serve on our Board of Directors, and the stockholder has exercised this right.

In addition, the Stockholders Agreement gives two of the primary investors in our May 2013 private placement the right to participate in future equity offerings, including the offering of common stock and related Warrants being made pursuant to this prospectus supplement, on the same terms as other investors. In addition, the Stockholders Agreement prohibits us from taking certain material actions without the consent of one of the primary investors in the May 2013 private placement. These material actions include:

•	making any acquisition with a value greater than $2 million;

•	offering, selling or issuing securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;

•	taking any action that would result in a change in control of the company or an insolvency event; and

•

paying or declaring dividends on any securities of the company or distributing any assets of the company other than in the ordinary course of business or repurchasing any outstanding securities of the company.

As a result of the foregoing, a limited number of stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control involving us. In addition, this concentration of ownership of our common stock could have the effect of delaying or preventing a change in control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. In addition, the interests of the parties to the Stockholders Agreement could conflict with or differ from our interests or the interests of other stockholders. The concentration of ownership also contributes to the low trading volume and volatility of our common stock.

Our stock price has been, and may continue to be, highly volatile.

The trading price of our common stock has been highly volatile. During the twelve months ended December 31, 2021, the trading price of our common stock ranged from a high of $10.54 per share to a low of $1.48 per share. During the six months ended June 30, 2022, the trading price of our common stock ranged from a high of $1.85 per share to a low of $0.32 per share. The trading price of our common stock could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

•	failure to significantly increase revenue and volumes of OVA1, OVERA, OVA1plus, Aspira GenetiX or Aspira Synergy;

•	actual or anticipated period-to-period fluctuations in financial results;

•	failure to achieve, or changes in, financial estimates by securities analysts;

•	announcements or introductions of new products or services or technological innovations by us or our competitors;

•	failure to complete clinical studies that validate clinical utility sufficiently to increase positive medical policy among payers at large

•	publicity regarding actual or potential discoveries of biomarkers by others;

•	comments or opinions by securities analysts or stockholders;

•	the inclusion of our common stock in stock market indices such as the Russell 3000 Index;

•	conditions or trends in the pharmaceutical, biotechnology or life science industries;

•	announcements by us of significant acquisitions and divestitures, strategic partnerships, joint ventures or capital commitments;

•	developments regarding our patents or other intellectual property or that of our competitors;

•	litigation or threat of litigation;

•	additions or departures of key personnel;

•	limited daily trading volume;

•	our ability to continue as a going concern;

•	economic and other external factors, disasters or crises; and

•	our announcement of the offering and future fundraisings.

In addition, the stock market in general and the market for diagnostic technology companies, in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may adversely affect the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our attention and our resources.

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited.

Holders of Warrants purchased in this offering will have no rights as holders of common stock until such holders exercise such Warrants and acquire our common stock.

Until holders of Warrants acquire shares of our common stock upon exercise of such warrants, holders of the Warrants will have no rights with respect to the shares of our common stock underlying such Warrants. Upon exercise of the Warrants, the holders will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the exercise date.

The Warrants being offered may not have value.

Each full Warrant being offered by us in this offering will have an exercise price of $         per share, subject to certain adjustments, and is only exercisable during the period commencing August     , 2022 and ending on August     , 2027, after which any unexercised Warrants will expire and have no further value. In the event that the market price of our common stock does not exceed the exercise price of the Warrants during the period when they are exercisable, the Warrants may not have any value. If the Warrants expire with no value, we will not receive any proceeds from the exercise of the Warrants to fund our operations.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements speak only as of the date on which the document in which they appear is filed with the SEC, and, except as required by law, we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after such dates.

Examples of forward-looking statements include the following:

•

projections or expectations regarding our future test volumes, revenue, cost of revenue, operating expenses, research and development expenses, gross profit margin, cash flow, results of operations and financial condition;

•

our plan to broaden our commercial focus from ovarian cancer to differential diagnosis of women with a range of gynecological diseases, including additional pelvic disease conditions such as endometriosis and, benign pelvic mass monitoring in addition to genetics risk assessment, including breast and ovarian cancer hereditary risk assessment and carrier screening;

•

our planned business strategy and strategic business drivers and the anticipated effects thereof, including partnerships such as those based on our Aspira Synergy product, as well as other strategies, specimen collaboration and licensing;

•	plans to expand our existing products OVA1, OVERA, OVA1plus, Aspira GenetiX and Aspira Synergy on a global level, and to launch and commercialize our new products, OVAWatch, EndoCheck and OVAInherit;

•

plans to develop new algorithms, molecular diagnostic tests, products and tools and otherwise expand our product offerings, including plans to develop a product using genetics, proteins and other modalities to assess the risk of developing cancer when carrying a pathogenic variant associated with hereditary breast and ovarian cancer that is difficult to detect through a diagnostic test;

•

plans to establish payer coverage and secure contracts for current and new products, including OVA1, OVERA, OVA1plus, Aspira GenetiX, OVAWatch, EndoCheck and OVAInherit separately and expand current coverage and secure contracts for OVA1;

•

plans that would address clinical questions related to early disease detection, treatment response, monitoring of disease progression, prognosis and other issues in the fields of oncology and women’s health;

•	anticipated efficacy of our products, product development activities and product innovations, including our ability to improve sensitivity and specificity over traditional diagnostic biomarkers;

•	expected competition in the markets in which we compete;

•	plans with respect to ASPiRA LABS, including plans to expand or consolidate ASPiRA LABS’ testing capabilities;

•	expectations regarding continuing future services provided by Quest Diagnostics Incorporated;

•	plans to develop informatics products and develop and perform LDTs;

•	FDA oversight changes of LDTs;

•	plans to develop a race or ethnicity-specific pelvic mass risk assessment;

•

expectations regarding existing and future collaborations and partnerships for our products, including plans to enter into decentralized arrangements for our Aspira Synergy product and provide and expand access to our risk assessment tests;

•	plans regarding future publications;

•	expectations regarding potential collaborations with governments, legislative bodies and advocacy groups to enhance awareness and drive policies to provide broader access to our tests;

•

our ability to continue to comply with applicable governmental regulations, expectations regarding pending regulatory submissions and plans to seek regulatory approvals for our tests within the United States and internationally, as applicable;

•	our continued ability to expand and protect our intellectual property portfolio;

•	anticipated liquidity and capital requirements;

•	anticipated future losses and our ability to continue as a going concern;

•	expectations regarding raising capital and the amount of financing anticipated to be required to fund our planned operations;

•	expectations regarding the results of our clinical research studies and our ability to recruit patients to participate in such studies;

•	our ability to use our net operating loss carryforwards and anticipated future tax liability under U.S. federal and state income tax legislation;

•	expected market adoption of our diagnostic tests, including OVA1, OVERA, OVA1plus, as well as our offerings of Aspira GenetiX and Aspira Synergy platform;

•	expectations regarding our ability to launch new products we develop or license, co-market or acquire new products;

•	expectations regarding the size of the markets for our products;

•	expectations regarding reimbursement for our products, and our ability to obtain such reimbursement, from third-party payers such as private insurance companies and government insurance plans;

•	potential plans to pursue clearance designation with the FDA with respect to EndoCheck;

•	expected target launch timing for OVAWatch and EndoCheck;

•	expectations regarding compliance with federal and state laws and regulations relating to billing arrangements conducted in coordination with laboratories;

•	plans to advocate for legislation and professional society guidelines to broaden access to our products and services;

•	expectations regarding the impacts resulting from or attributable to the COVID-19 pandemic and actions taken to contain it;

•	expectations regarding the results of our academic research agreements; and

•	the anticipated use of proceeds from the offering.

These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described in this prospectus supplement, the accompanying prospectus or in any document incorporated by reference herein or therein.

These factors include, among others: our ability to continue as a going concern; our ability to comply with Nasdaq’s continued listing requirements; impacts resulting from or relating to the COVID-19 pandemic and actions taken to contain it; anticipated use of capital and its effects; our ability to increase the volume of our product sales; failures by third-party payers to reimburse for our products and services or changes to reimbursement rates; our ability to continue developing existing technologies and to develop, protect and promote our proprietary technologies; plans to develop and perform LDTs; our ability to comply with FDA regulations that relate to our products and to obtain any FDA clearance or approval required to develop and commercialize medical devices; our ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; our ability to compete successfully; our ability to obtain any regulatory approval required for our future diagnostic products; or our suppliers’ ability to comply with FDA requirements or production, marketing and post-market monitoring of our products; our ability to maintain sufficient or acceptable supplies of immunoassay kits from our suppliers; in the event that we succeed in commercializing our products outside the United States, the political, economic and other conditions affecting other countries; changes in healthcare policy; our ability to comply with environmental laws; our ability to comply with the additional laws and regulations that apply to us in connection with the operation of ASPiRA LABS; our ability to use our net operating loss carryforwards; our ability to use intellectual property; our ability to successfully defend our proprietary technology against third parties; our ability to obtain licenses in the event a third party successfully asserts proprietary rights; the liquidity and trading volume of our common stock; the concentration of ownership of our common stock; our ability to retain key employees; our ability to secure additional capital on acceptable terms to execute our business plan; business interruptions; the effectiveness and availability of our information systems; our ability to integrate and achieve anticipated results from any acquisitions or strategic alliances; future litigation against us, including infringement of intellectual property and product liability exposure; and additional costs that may be required to make further improvements to our laboratory operations.

You should read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we currently expect. You should not put undue reliance on any forward-looking statement. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or that we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering, will be approximately $                million. We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us but excluding proceeds, if any, from the exercise of the Warrants issued in this offering, will be approximately $                million.

We intend to use the net proceeds of the offering for working capital and other general corporate purposes, including product portfolio expansion and commercialization. We may also use a portion of the net proceeds from the offering to invest in complimentary businesses, strategic partnerships, technologies or other intellectual property, although we have no present commitments or agreements to do so. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, our management will have broad discretion to allocate the net proceeds of the offering. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

DILUTION

If you purchase shares of our common stock and related Warrants in the offering, you will experience immediate dilution to the extent of the difference between the public offering price per share of our common stock in the offering and our net tangible book value per share of our common stock immediately after this offering. Net tangible book value per share of common stock is equal to the amount of our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. As of June 30, 2022, our net tangible book value was approximately $14.1 million, or approximately $0.13 per share.

After giving effect to the sale by us of                 shares of our common stock and Warrants to purchase                shares of our common stock in the offering at a combined public offering price of $                per share and related warrant, after deducting estimated underwriting discounts and commissions in the offering and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering, our as adjusted net tangible book value as of June 30, 2022 would have been approximately $                million, or approximately $                per share of common stock. This represents an immediate increase in net tangible book value of $                per share of common stock to existing stockholders and an immediate dilution of $                per share of common stock to new investors participating in this offering.

The following table illustrates this dilution on a per-share and -related warrant basis (unaudited):

Combined public offering price per share of common stock and related Warrant		$

Net tangible book value per share of common stock as of June 30, 2022	$0.13
Increase per share of common stock attributable to the offering

As adjusted net tangible book value per share of common stock after the offering

Dilution per share of common stock to new investors participating in the offering		$

The foregoing illustration does not reflect the potential dilution from the exercise of the Warrants to purchase up to                shares of our common stock at an exercise price of $                per share.

If all of the Warrants to purchase                shares of our common stock were exercised for cash, our as adjusted net tangible book value as of June 30, 2022 would have been approximately $    million, or approximately $    per share of common stock. This represents an increase in net tangible book value of $    per share of common stock to our existing stockholders and a dilution of $                per share of common stock to new investors participating in this offering.

The foregoing table is based on 112,296,388 shares outstanding as of June 30, 2022, and excludes as of that date the following:

•	10,087,299 shares of our common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.71 per share;

•	298,500 shares of our common stock issuable upon the vesting of restricted stock awards; and

•	3,336,361 shares of our common stock reserved for future issuance to employees, directors and consultants pursuant to our stock incentive plans.

To the extent that any of our outstanding stock options are exercised, our unvested restricted stock units become vested, we grant additional stock options, restricted stock units or other awards under our stock incentive plans, or we issue additional shares of common stock or warrants convertible into shares of common stock in the future, you will experience further dilution.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently intend to retain our future earnings, if any, to finance the expansion of our business and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend entirely upon any future appreciation. There is no guarantee that our common stock will appreciate in value or even maintain the price at which our stockholders purchased their shares. In addition, any cash dividends declared or paid would require prior written consent under the terms of the Stockholders Agreement.

PARTICIPATION RIGHTS OF CERTAIN INVESTORS

Pursuant to and subject to the terms of the Stockholders Agreement, certain of the investors party thereto, who beneficially own approximately 24.3% of the outstanding shares of our common stock before giving effect to the offering, have the right to participate in any future offerings of our equity securities, including the offering being made by this prospectus supplement, at the same price and on the same terms as such securities are offered to other investors, subject to certain limitations and exceptions.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

We are offering                shares of our common stock and Warrants to purchase                shares of our common stock. We are also registering the shares of our common stock issuable from time to time upon exercise of the Warrants offered hereby. The following description of our common stock and Warrants summarizes the material terms and provisions of the common stock and Warrants we are offering under this prospectus supplement and the accompanying prospectus.

Common Stock

As of August 18, 2022, under our Fourth Amended and Restated Certificate of Incorporation, dated January 22, 2010, as amended effective June 19, 2014 and June 11, 2020, we have the authority to issue 150,000,000 shares of common stock, par value $0.001 per share. As of August 18, 2022, 112,296,388 shares of our common stock were outstanding, 10,066,924 shares of our common stock were subject to outstanding stock options (assuming, in the case of performance-based options, full attainment of the respective performance measures), 298,500 shares of our common stock were subject to unvested restricted stock unit awards. There were 3,337,986 shares of our common stock reserved for future issuance to employees, directors and consultants pursuant to our stock incentive plans.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AWH”.

See “Description of Common Stock” starting on page 6 of the accompanying prospectus for a description of the material terms of our Common Stock.

Warrants

The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrant, the form of which will be filed as an exhibit to a Current Report on Form 8-K in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement forms a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price: By means of this prospectus supplement, we are offering warrants to purchase up to                shares of our common stock. Each warrant has an exercise price of $                per share, exercisable on August     , 2022 and will expire on August     , 2027.

Exercisability: The warrants may be exercised, in whole or in part, by delivering to the Company a written notice of election to exercise the warrant and delivering to the Company cash payment of the exercise price, if applicable. The exercise price and the number of shares of our common stock issuable upon exercise of the warrants is subject to adjustment in the event of certain subdivisions and combinations, including by any stock split or reverse stock split, stock dividend, recapitalization or otherwise.

Cashless Exercise: If, at any time during the term of the warrants, the issuance of shares of our common stock upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. Shares issued pursuant to a cashless exercise would be issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, and thus the shares of common stock issued upon such cashless exercise would take on the characteristics of the warrants being exercised, including, for purposes of Rule 144(d) promulgated under the Securities Act, a holding period beginning from the original issuance date of the warrants.

Transferability: Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent. However, as of the date of this prospectus supplement there is no established trading market for the warrants and it is not expected that a trading market for the warrants will develop in the future.

Exchange Listing. There is no established trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system and payment of funds sufficient to pay transfer taxes (if applicable).

Rights as a stockholder: Except as set forth in the warrants or by virtue of such holders’ ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise the warrants.

Limitations on Exercise: The exercise of the warrants may be limited in certain circumstances if, after giving effect to such exercise, the holder or any of its affiliates would beneficially own (as determined in accordance with the terms of the warrants) more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock immediately after giving effect to the exercise.

Fundamental Transactions: In the event of a fundamental transaction, as described in the warrant agreement, which generally includes any merger or consolidation by the Company with or into another entity, or the sale of all or substantially all of the Company’s assets, the holders of the Warrants, at their option, will be entitled to receive upon exercise of the Warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity will assume the obligations under the Warrants. Additionally, as more fully described in the warrant agreement, in the event of certain fundamental transactions, the holders of the Warrants may elect to receive consideration, in the form of either cash or the same kind the holders of our common stock received, depending on the type of fundamental transaction, in an amount equal to the Black Scholes value of the Warrants on the date of consummation of such transaction.

Dividends and Other Distributions: If we declare or make any dividend or other distribution of our assets to holders of shares of our common stock (including any distribution of cash, stock or other securities, property, options, evidence of indebtedness or any other assets), then, subject to certain limitation on exercise described in the warrants, each holder of a warrant shall receive the distributed assets that such holder would have been entitled to receive in the distribution had the holder exercised the warrant immediately prior to the record date for the distribution.

The foregoing summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and is qualified in its entirety by the provisions of the warrant agreements governing the terms of the warrants, the forms of which will be filed as exhibits to a Current Report on Form 8-K that we will file in connection with this offering. Prospective investors should carefully review the terms and provisions of the warrant agreements and forms of the warrants for a complete description of the terms and conditions of the warrants.

UNDERWRITING

William Blair & Company, L.L.C. is acting as sole underwriter for the offering. Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriter, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us,                 shares of our common stock and related Warrants to purchase up to                  shares of our common stock. The underwriter has agreed to purchase all of the shares of our common stock and Warrants sold under the underwriting agreement if any of these shares of our common stock and Warrants are purchased.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), relating to losses or claims resulting from material misstatements in or omissions from this prospectus supplement, the registration statement of which this prospectus supplement is a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriter may be required to make in respect of those liabilities.

Commissions and Discounts

The underwriter has advised us that it proposes initially to offer the shares of common stock and the related Warrants to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $                per share of common stock and related Warrant. After the public offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the combined public offering price, underwriting discounts and commissions and proceeds, before expenses, to us.

	Per Share and Related Warrant	Total
Combined public offering price	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us

The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock and related Warrants offered by this prospectus supplement is subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of common stock and related Warrants offered by this prospectus supplement if any such shares are taken. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The estimated total expenses of the offering payable by us, exclusive of the underwriting discounts and commissions, are approximately $                , which includes legal, accounting and printing costs and various other fees associated with the registration and listing of our common stock and common stock underlying our Warrants, as applicable. We have agreed to reimburse the underwriter for certain of its expenses incurred in connection with this offering in an amount up to $150,000.

No Sales of Similar Securities

We have agreed with the underwriter, through and including the date that is 60 days after the date of this prospectus supplement and subject to specified exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the underwriter.

Our directors and executive officers have agreed with the underwriter, subject to specified exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock (including without limitation, our common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise (iii) make any demand for, or exercise any right with respect to registration under the Securities Act of our common stock or any security convertible into or exercisable or exchangeable for our common stock, or (iv) publicly disclose the intention to do any of the foregoing. These restrictions will apply through and including the date that is 60 days after the date of this prospectus supplement.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “AWH.” There is no established trading market for the Warrants, and we do not expect a trading market to develop. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without a trading market, the liquidity of the Warrants will be extremely limited.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit the underwriter and selling group members from bidding for and purchasing shares of our common stock. However, the underwriter may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriter may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. The underwriter must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriter in the open market prior to the closing of this offering.

The underwriters may also impose penalty bids. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts and commissions received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriter’s purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriter may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with this offering, the underwriter or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet website maintained by the underwriter. The information on the websites of such underwriter is not part of this prospectus supplement.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may engage in from time to time in the future certain investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received and may continue to receive customary fees and commissions. In addition, we have granted William Blair & Company, L.L.C. the right to participate in certain future public or private equity offerings if demand in connection with this offering exceeds $10 million, excluding demand attributable to certain of the Company’s key investors.

In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment hereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant Member State”), no securities have been offered or will be offered pursuant to this offering to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Regulation (as defined below), except that the securities may be offered to the public in that Relevant Member State at any time under the following exemptions under the EU Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation, provided that no such offer of our securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of our securities to be offered so as to enable an investor to decide to purchase any of our securities, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities under, this offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and us that:

(a)	it is a qualified investor within the meaning of the EU Prospectus Regulation; and

(b)

in the case of any securities acquired by it as a financial intermediary, as that term is used in Article 5 of the EU Prospectus Regulation, (i) the securities acquired by it in this offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the EU Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the EU Prospectus Regulation and the prior consent of the representatives has been given to the offer or resale; or (ii) where the securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the EU Prospectus Regulation as having been made to such persons.

We, the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement. Notwithstanding the above, a person who is not a qualified investor and who has notified the representatives of such fact in writing may, with the prior consent of the representatives, be permitted to acquire securities in this offering.

United Kingdom

In relation to the United Kingdom, no securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority in accordance with the UK Prospectus Regulation (as defined below), except that it may make an offer to the public in the United Kingdom of any securities at any time under the following exemptions under the UK Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under the UK Prospectus Regulation), subject to obtaining the prior consent of the representative for any such offer; or

(c)

in any other circumstances falling within Article 1(4) of the UK Prospectus Regulation, provided that no such offer of our securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, the offering to the public is only addressed to, and is directed only at, “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation, who are also (i) persons having professional experience in matters relating to investments who fall within the definition of “investment professionals” in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); (ii) high net worth bodies corporate, unincorporated associations and partnerships and trustees of high value trusts as described in Article 49(2) of the Order; or (iii) persons to whom it may otherwise lawfully be communicated (all such persons being referred to as “relevant persons”). This document must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offering and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “UK Prospectus Regulation” means the UK version of Regulation (EU) No 2017/1129 as amended by The Prospectus (Amendment etc.) (EU Exit) Regulations 2019, which is part of UK law by virtue of the European Union (Withdrawal) Act 2018.

Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any securities or caused the securities to be made the subject of an invitation for subscription or purchase and will not offer or sell any securities or cause the securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to any person in Singapore other than:

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time, or the SFA) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed for or acquired under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)

to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018, or CMP Regulations 2018, unless otherwise specified before an offer of our securities, we have determined, and hereby notify, all relevant persons (as defined in Section 309A(1) of the SFA), that our securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and “Excluded Investment Products” (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment

Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus supplement have not and will not be approved, and may not be licensable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement and the accompanying prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement and the accompanying prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the United Arab Emirates, or the UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or DFSA, a regulatory authority of the Dubai International Financial Centre, or DIFC. The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The securities may not be offered to the public in the UAE and/or any of the free zones.

The securities may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

Notice to Prospective Investors in Israel

In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728—1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728—1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728—1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728—1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in the First Addendum to the Israeli Securities Law, 5728—1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728—1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728—1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728—1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728—1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of common stock offered hereby will be passed upon by Sidley Austin LLP, Chicago, Illinois. Michael A. Gordon, a stockholder of the Company, is a partner in such firm. As of the date of this prospectus supplement, Mr. Gordon beneficially owned less than 1% of the outstanding shares of our common stock. Certain legal matters in connection with the offering will be passed upon for the underwriter by Latham  & Watkins LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Aspira Women’s Health Inc. as of December 31, 2021 and 2020 and for the years then ended incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, incorporated herein and therein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares of common stock we are offering under this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of common stock we are offering under this prospectus supplement, we refer you to the registration statement and the exhibits filed as a part of the registration statement. You may read any document we file with the SEC, including reports, proxy statements and information statements, on the SEC’s website at www.sec.gov. Our SEC filings are also available to the public at our website at www.aspirawh.com.

Information on the Company’s website, any subsection, page or other subdivision of the Company’s website or any website linked to by content on the Company’s website is not part of this prospectus supplement, and you should not rely on that information unless that information is also in this prospectus supplement or the accompanying prospectus or incorporated by reference herein or therein.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded, for purposes of this prospectus supplement, to the extent that a statement contained in or omitted from this prospectus supplement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this prospectus supplement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below, which have been filed by us and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) until the offering is completed:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 31, 2022;

(b)	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022 and June 30, 2022, filed with the SEC on May 11, 2022 and August 10, 2022;

(c)	Our Current Reports on Form 8-K filed with the SEC on February 28, 2022 (other than information furnished under Item 7.01), June 2, 2022 and June 27, 2022;

(d)

Our Proxy Statement on Schedule 14A for our 2022 Annual Meeting of Stockholders, filed with the SEC on April 29, 2022, as supplemented on June  7, 2022 (with respect to the information contained therein that is incorporated by reference in Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021); and

(e)

The description of our common stock set forth in the Registration Statement on Form 8-A filed with the SEC on July 6, 2010 (File No. 001-34810), including any amendments or reports filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference into this prospectus supplement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building Three, Suite 100

Austin, Texas 78738

(512) 519-0400

Attn: Corporate Secretary

PROSPECTUS

$100,000,000 Aggregate Offering Price of

COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES, WARRANTS, RIGHTS AND UNITS

Aspira Women’s Health Inc., a Delaware corporation (“ASPIRA”), may offer and sell from time to time, in one or more offerings, common stock, preferred stock, debt securities, warrants, rights and units for an aggregate initial offering price up to $100,000,000 in amounts, at prices and on terms that ASPIRA will determine at the time of the offering.

This prospectus describes general terms that apply to these securities. When we decide to sell a particular class or series of these securities, we will provide specific terms of the securities, including the initial offering price and the aggregate amount of the offering, in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference herein or therein, before you invest in our securities.

We may offer and sell these securities in the same offering or in separate offerings; to or through underwriters, dealers or agents; or directly to purchasers. The names of any underwriters, dealers or agents involved in the sale of our securities, their compensation and any over-allotment options held by them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution with respect to the securities covered by this prospectus, see the section entitled “Plan of Distribution” beginning on page 12 of this prospectus.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AWH.” If we decide to list or seek a quotation for any other securities, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

INVESTING IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. YOU SHOULD CONSIDER THE “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS, IN THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND, IF APPLICABLE, IN RISK FACTORS DESCRIBED IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE BUYING ANY OF OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 28, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to the aggregate amount of $100,000,000.

This prospectus provides you with a general description of the securities we may offer. A prospectus supplement may add to, update or change information contained in this prospectus, and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement.

A prospectus supplement may describe, as applicable: the terms of the securities; the initial public offering price; the price paid for the securities; net proceeds; and the other specific terms related to the offering of the securities.

You should rely only on the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement, any related free writing prospectus provided or approved by us and the other information to which we refer you. We have not authorized any person to provide you with different or inconsistent information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus or the applicable prospectus supplement or any related free writing prospectus provided or approved by us. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, the applicable prospectus supplement, any related free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates, and the delivery of this prospectus, the applicable prospectus supplement, any related free writing prospectus, or any sale of a security thereunder, shall not, under any circumstances, create any implication to the contrary.

We urge you to carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings “Where You Can Find More Information” and “Important Information Incorporated by Reference.”

Unless the context requires otherwise, all references in this prospectus to “ASPIRA,” “the Company,” “we,” “us,” “our” or similar references mean Aspira Women’s Health Inc. together with its consolidated subsidiaries.

ASPIRA WOMEN’S HEALTH INC.

Our Company

Our core mission is to transform the state of women’s health, globally, starting with ovarian cancer. We aim to ensure that women of all ages, stages and ethnicities have the best solutions available to assess their personalized risk of ovarian cancer at the earliest stage when it matters most. Our end goal is to serve a large global pelvic mass population and overall women’s health sector with a platform coupled with proprietary science and data tools, which will drive better health and wellbeing for each patient we serve.

We are dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve outcomes for women. Our tests are intended to detect and to help guide decisions regarding patient treatment, which may include decisions to refer patients to specialists, to perform additional testing, or to assist in monitoring patients. A distinctive feature of our approach is the combination of multi-modal diagnostics and data. Our goal is to combine multiple biomarkers, other modalities and diagnostics, clinical risk factors and patient data into a single, reportable index score that has higher diagnostic accuracy than its constituents. We concentrate our development on novel diagnostic tests for gynecologic disease, with an initial focus on ovarian cancer. We also intend to address clinical questions related to early disease detection, treatment response, monitoring of disease progression and prognosis through collaborations with leading academic and research institutions.

Corporate Information

We were originally incorporated in 1993, and we had our initial public offering in 2000. Our executive offices are located at 12117 Bee Caves Road, Building Three, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available. Our website, and the information contained therein, is not incorporated by reference into this prospectus, and you should not consider information contained on our website to form any part of this prospectus.

RISK FACTORS

Investing in our securities involves substantial risks. Please carefully consider the risk factors described in our most recent Annual Report on Form 10-K, any subsequent updates in our Quarterly Reports on Form 10-Q and in any other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, and the matters discussed under “Disclosure Regarding Forward-Looking Statements” below, before making an investment decision. Additional risk factors may be included in any prospectus supplements relating to securities described in this prospectus. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future and could result in a complete loss of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements speak only as of the date on which the document in which they appear is filed with the SEC, and, except as required by law, we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after such dates.

These statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described in the applicable prospectus supplement or in any document incorporated by reference herein or therein.

These factors include, among others: our ability to continue as a going concern; our ability to increase the volume of our product sales; failures by third-party payers to reimburse OVA1, Overa, OVA1plus or ASPiRA GenetiX or changes or variances in reimbursement rates; our ability to secure additional capital on acceptable terms to execute our business plan; our ability to comply with Nasdaq’s continued listing requirements to remain publicly traded; in the event that we succeed in commercializing OVA1, Overa, OVA1plus and ASPiRA GenetiX outside the United States, the political, economic and other conditions affecting other countries; our ability to continue developing existing technologies; our ability to develop and commercialize additional diagnostic products and achieve market acceptance with respect to these products; our ability to compete successfully; our ability to obtain any regulatory approval required for our future diagnostic products; our or our suppliers’ ability to comply with the Food and Drug Administration’s (“FDA”) requirements for production, marketing and post-market monitoring of our products; additional costs that may be required to make further improvements to our manufacturing operations; our ability to maintain sufficient or acceptable supplies of immunoassay kits from our suppliers; our ability to continue to develop, protect and promote our proprietary technologies; our ability to use intellectual property directed to diagnose biomarkers; our ability to successfully defend our proprietary technology against third parties; future litigation against us, including infringement of intellectual property and product liability exposure; our ability to retain key employees; business interruptions; changes in healthcare policy; our ability to comply with environmental laws; our ability to comply with the additional laws and regulations that apply to us in connection with the operation of ASPiRA LABS, Inc.; our ability to comply with FDA regulations that relate to our products and develop and perform laboratory developed tests according to regulatory requirements; our ability to integrate and achieve anticipated results from any acquisitions or strategic alliances; our ability to use our net operating loss carryforwards; the liquidity and trading volume of our common stock; the concentration of ownership of our common stock; and impacts resulting from or relating to the COVID-19 pandemic and actions taken to contain it; expected timing and receipt of proceeds from the State of Connecticut Department of Economic Development loan; expectations regarding the forgiveness of the Paycheck Protection Program loan under the Coronavirus Aid, Relief, and Economic Security Act, anticipated use of capital and its effects; and plans to begin offering COVID-19 antigen testing.

You should read this prospectus, the applicable prospectus supplement, any related free writing prospectus and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we currently expect. You should not put undue reliance on any forward-looking statement. We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to accurately predict or that we do not fully control that could cause actual results to differ materially from those expressed or implied in our forward-looking statements.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus for working capital, general corporate purposes, and additional commercial investment, including investing in sales and marketing capabilities, additional key strategic hires and product portfolio expansion. We may also use a portion of the net proceeds from any offering to acquire or invest in complimentary businesses, technologies, product candidates or other intellectual property, although we have no present commitments or agreements to do so. The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the anticipated growth of our business. As a result, unless otherwise indicated in the applicable prospectus supplement, our management will have broad discretion to allocate the net proceeds of any offerings. Pending their ultimate use, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

DESCRIPTION OF CAPITAL STOCK

The following summary description of our capital stock is based on the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and on the provisions of our Fourth Amended and Restated Certificate of Incorporation, dated January 22, 2010, as amended effective June 19, 2014 and June  11, 2020 (our “Certificate of Incorporation”), and our Sixth Amended and Restated Bylaws, effective June 11, 2020 (our “Bylaws”). This information is qualified entirely by reference to the applicable provisions of the DGCL, our Certificate of Incorporation, and our Bylaws. For information on how to obtain copies of our Certificate of Incorporation and our Bylaws, please refer to the heading “Where You Can Find More Information” in this prospectus.

Our Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of January 20, 2021, 104,622,376 shares of our common stock were outstanding, 7,931,239 shares of our common stock were subject to outstanding options (assuming, in the case of performance-based options, full attainment of the respective performance measures) and no shares of our common stock were subject to outstanding restricted stock unit awards. There were 6,747,432 shares of our common stock reserved for future issuance to employees, directors and consultants pursuant to our stock incentive plans. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. In all matters other than the election of directors, stockholder approval requires the affirmative vote of the majority of the holders of our common stock entitled to vote on the subject matter unless the matter is one upon which, by express provision of law, our Certificate of Incorporation or our Bylaws, a different vote is required. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors.

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled and the rights of certain of our stockholders set forth in the Stockholders Agreement (as defined below), holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. We have never paid or declared any dividend on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable. As described under “Stockholders Agreement,” certain holders of our common stock have the right to purchase shares in connection with most equity offerings made by the Company.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of any senior class of securities. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

As of January 20, 2021, there were no shares of our preferred stock outstanding.

Our Board of Directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption terms and liquidation preferences as shall be determined by our Board of Directors. Any issuance of shares of preferred stock could adversely affect the voting power or rights of holders of common stock, and the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

Warrants

We may issue warrants to purchase shares of our common stock or shares of our preferred stock. We will issue warrants under one or more warrant agreements between us and a warrant agent we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. These terms will include some or all of the following:

•	the aggregate number of warrants offered;

•	the title of the warrants;

•	the designation, number and terms of the shares of common stock or shares of preferred stock purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

Rights

We may issue rights for the purchase of shares of our common stock or shares of our preferred stock. Each series of rights will be issued under a separate rights agreement which we will enter into with a bank or trust company, as rights agent, all as set forth in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights. We will file the rights agreement and the rights certificates relating to each series of rights with the SEC and incorporate them by reference as an exhibit to the registration statement of which this prospectus is a part on or before the time we issue a series of rights.

The applicable prospectus supplement will describe the terms of any rights we issue, including as applicable:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights commences and the date on which such right expires;

•	the designation and terms of any securities with which the warrants are issued;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the rights; and

•	any other terms of the rights, including the terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Rights will be exercisable for U.S. dollars only and will be in registered form only.

Units

We may issue securities in units, each consisting of two or more types of securities. For example, we might issue units consisting of a combination of common stock and warrants to purchase common stock. If we issue units, the prospectus supplement relating to the units will contain information with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to the units will describe the terms of any units we issue, including as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	a discussion of any material or special U.S. federal income tax considerations applicable to the units; and

•	how, for U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

Stockholders Agreement

In connection with a private placement in May 2013, we entered into a stockholders agreement with the purchasers named therein (the “Stockholders Agreement”). Pursuant to and subject to the terms of the Stockholders Agreement, certain of the investors received rights to participate in any future equity offerings on the same price and terms as other investors. These rights terminate for each investor when that investor ceases to beneficially own at least 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that such investor purchased at the closing of our May 2013 private placement. As a result, some or all of such investors may participate in future equity offerings made pursuant to this prospectus.

In addition, the Stockholders Agreement prohibits the Company from taking material actions without the consent of at least one of the two primary investors (Jack W. Schuler, on the one hand, and Oracle Partners, LP and Oracle Ten Fund Master, LP, on the other hand). These material actions include:

•	making any acquisition with value greater than $2 million;

•

entering into, or amending the terms of agreements with Quest Diagnostics, provided that such investors’ consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;

•	submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our Board of Directors;

•	offering, selling or issuing any securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;

•	amending our Certificate of Incorporation or our Bylaws in any manner that affects the rights, privileges or economics of our common stock;

•	taking any action that would result in a change in control of ASPIRA or an insolvency event;

•

paying or declaring dividends on any securities of the Company or distributing any assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company; or

•	adopting or amending any stockholder rights plan.

In addition, the two primary investors each received the right to designate a person to serve on our Board of Directors. These rights terminate for each investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that such investor purchased at the closing of our May 2013 private placement.

Section 203 of the Delaware Corporation Law

We are subject to Section 203 of the DGCL, which prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, subject to exceptions, unless:

•

before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL could make a takeover of the Company difficult.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our Certificate of Incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our Bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Certificate of Incorporation authorizes undesignated preferred stock, which makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of our Certificate of Incorporation described in the immediately preceding paragraph would require approval by our Board of Directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities, and the amendment of any of the provisions of our Bylaws described in the immediately preceding paragraph would require approval by our Board of Directors or the affirmative vote of at least 66 2/3% of our then outstanding voting securities.

Transfer Agent

The transfer agent for our common stock is EQ Shareowner Services.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “AWH.”

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms and provisions of the debt securities that we may issue from time to time in the form of one or more series of debt securities. We may offer secured or unsecured debt securities which may be senior or subordinated and which may be convertible. The applicable prospectus supplement and/or other offering materials will describe the specific terms of the debt securities offered through that prospectus supplement as well as any general terms described in this section that will not apply to those debt securities. To the extent the applicable prospectus supplement or other offering materials relating to an offering of debt securities are inconsistent with this prospectus, the terms of that prospectus supplement or other offering materials will supersede the information in this prospectus. In this “Description of Debt Securities,” unless otherwise indicated, “we,” “our,” “the Company” and similar words refer to Aspira Women’s Health Inc. and not any of its subsidiaries.

The debt securities will be issued under one or more indentures to be entered into between us and one or more trustees. References herein to the “indenture” and the “trustee” refer to the applicable indenture and the applicable trustee pursuant to which any particular series of debt securities is issued. The terms of any series of debt securities will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We may issue senior, subordinated and convertible debt securities under the same indenture.

The following summary of selected provisions of the indenture and the debt securities is not complete, and the summary of selected terms of a particular series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the applicable form of indenture and the applicable form of certificate evidencing the debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the indenture or the form of certificate for the debt securities, see “Where You Can Find More Information” in this prospectus. The following summary and the summary in any applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the indenture and the certificates evidencing the debt securities (including any amendments or supplements we may enter into from time to time which are permitted under the debt securities or any indenture), which provisions, including defined terms, are incorporated by reference in this prospectus.

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of the Company and will rank junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be structurally junior to all existing and future indebtedness incurred by our subsidiaries. Any debt securities designated as senior will rank equally with any of our other senior and unsubordinated debt. Any debt securities designated as subordinated will be subordinate and junior in right of payment to any senior indebtedness. There may be subordinated debt securities that are senior or junior to other series of subordinated debt securities.

The applicable prospectus supplement will set forth the terms of the debt securities or any series thereof, including, if applicable:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•

whether the debt securities will be issued as registered securities, bearer securities or both, and any restrictions on the exchange of one form of debt securities for another and on the offer, sale and delivery of the debt securities in either form;

•	the date or dates on which the principal amount of the debt securities will mature;

•

if the debt securities bear interest, the rate or rates at which the debt securities bear interest, or the method for determining the interest rate, and the date or dates from which interest will accrue;

•	if the debt securities bear interest, the dates on which interest will be payable, or the method for determining such dates, and the regular record dates for interest payments;

•

the place or places where the payment of principal, any premium and interest will be made, where the debt securities may be surrendered for transfer or exchange and where notices or demands to or upon us may be served;

•	any optional redemption provisions, which would allow us to redeem the debt securities in whole or in part;

•	any sinking fund or other provisions that would obligate us to redeem, repay or purchase the debt securities;

•

if the currency in which the debt securities will be issuable is U.S. dollars, the denominations in which any registered securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than the entire principal amount, the portion of the principal amount of debt securities which will be payable upon a declaration of acceleration of the maturity of the debt securities;

•

the events of default and covenants relevant to the debt securities, including the inapplicability of any event of default or covenant set forth in the indenture relating to the debt securities, or the applicability of any other events of defaults or covenants in addition to the events of default or covenants set forth in the indenture relating to the debt securities;

•	the name and location of the corporate trust office of the applicable trustee under the indenture for such series of notes;

•	if other than U.S. dollars, the currency in which the debt securities will be paid or denominated;

•

if the debt securities are to be payable, at our election or the election of a holder of the debt securities, in a currency other than that in which the debt securities are denominated or stated to be payable, the terms and conditions upon which that election may be made, and the time and manner of determining the exchange rate between the currency in which the debt securities are denominated or stated to be payable and the currency in which the debt securities are to be so payable;

•	the designation of the original currency determination agent, if any;

•	if the debt securities are issuable as indexed securities, the manner in which the amount of payments of principal, any premium and interest will be determined;

•	if the debt securities do not bear interest, the dates on which we will furnish to the applicable trustee the names and addresses of the holders of the debt securities;

•

if other than as set forth in an indenture, provisions for the satisfaction and discharge or defeasance or covenant defeasance of that indenture with respect to the debt securities issued under that indenture;

•	the date as of which any bearer securities and any global security will be dated if other than the date of original issuance of the first debt security of a particular series to be issued;

•	whether and under what circumstances we will pay additional amounts to non-United States holders in respect of any tax assessment or government charge;

•

whether the debt securities will be issued in whole or in part in the form of a global security or securities and, in that case, any depositary and global exchange agent for the global security or securities, whether the global form shall be permanent or temporary and, if applicable, the exchange date;

•

if debt securities are to be issuable initially in the form of a temporary global security, the circumstances under which the temporary global security can be exchanged for definitive debt securities and whether the definitive debt securities will be registered securities, bearer securities or will be in global form and provisions relating to the payment of interest in respect of any portion of a global security payable in respect of an interest payment date prior to the exchange date;

•	the extent and manner to which payment on or in respect of debt securities will be subordinated to the prior payment of our other liabilities and obligations;

•	whether payment of any amount due under the debt securities will be guaranteed by one or more guarantors, including one or more of our subsidiaries;

•	whether the debt securities will be convertible and the terms of any conversion provisions;

•	the forms of the debt securities; and

•	any other terms of the debt securities, which terms shall not be inconsistent with the requirements of the Trust Indenture Act.

This prospectus is part of a registration statement that provides that we may issue debt securities from time to time in one or more series under one or more indentures, in each case with the same or various maturities, at par or at a discount. Unless otherwise indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture.

We intend to disclose any restrictive covenants for any issuance or series of debt securities in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through underwriters or dealers;

•	directly to purchasers, including our affiliates;

•	through agents;

•	a combination of any these methods; or

•	any other method permitted pursuant to applicable law.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•

in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”), to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	through a market maker or into an existing trading market on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale of any securities, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated

in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. The prospectus supplement will include the names of the principal underwriters, the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions paid for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us on one hand, and the underwriters, dealers and agents, on the other hand.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers, or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities.

At-the-Market Offerings

To the extent that we make sales through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a sales agency financing agreement or other at-the-market offering arrangement between us, on one hand, and the underwriters or agents, on the other. If we engage in at-the-market sales pursuant to any such agreement, we will issue and sell our securities through one or more underwriters or agents, which may act on an agency basis or a principal basis. During the term of any such agreement, we may sell securities on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. Any such agreement will provide that any securities sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time. Pursuant to the terms of the agreement, we may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase blocks of our common stock or other securities. The terms of any such agreement will be set forth in more detail in the prospectus supplement.

Market Making, Stabilization and Other Transactions

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are short sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Trading Market and Listing of Securities

Any common stock sold or resold pursuant to a prospectus supplement will be listed on the Nasdaq Stock Market or on such other national securities exchange as our common stock may then be listed. The securities other than common stock may or may not be listed on a national securities exchange. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Sidley Austin LLP, Chicago, Illinois, will pass upon the validity of the securities being registered by the registration statement of which this prospectus is a part. Michael A. Gordon, a stockholder of the Company, is a partner in such firm. As of January 20, 2021, Mr. Gordon beneficially owned securities representing less than 1% of the outstanding shares of our common stock. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Aspira Women’s Health Inc. (formerly Vermillion, Inc.) as of December 31, 2019 and 2018 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act of which this prospectus forms a part. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities that may be offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. You may read any document we file with the SEC, including reports, proxy statements and information statements, on the SEC’s website at www.sec.gov. Our SEC filings are also available to the public at our website at www.aspirawh.com.

Information on the Company’s website, any subsection, page, or other subdivision of the Company’s website, or any website linked to by content on the Company’s website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference herein.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) subsequent to the date of the initial filing of the registration statement of which this prospectus forms a part until the offering of the securities covered by this prospectus is completed:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on April 7, 2020;

(b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020 filed with the SEC on May 14, 2020, August 14, 2020 and November 12, 2020, respectively;

(c)

Our Current Reports on Form  8-K filed with the SEC on January  31, 2020, March  17, 2020, April  28, 2020, May  7, 2020, June  11, 2020 (other than information furnished under Item 7.01), June  29, 2020, July  7, 2020 (other than information furnished under Item 7.01), September  21, 2020, November 12, 2020 (other than information furnished under Items 2.02 and 7.01 and the exhibits filed on such form that are related to such items), as amended on December  15, 2020, December  8, 2020 and December 15, 2020; and

(d)

The description of our common stock set forth in the Registration Statement on Form 8-A filed with the SEC on July 6, 2010 (File No. 001-34810), including any amendments or reports filed for the purpose of updating such description.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building Three, Suite 100

Austin, Texas 78738

(512) 519-0400

Attn: Corporate Secretary

Aspira Women’s Health Inc.

Shares of Common Stock

Warrants to Purchase up to                Shares of Common Stock

Prospectus Supplement

                , 2022

Book-Running Manager

William Blair